Exhibit 23.3

                     [Letterhead of Coopers & Lybrand LLP]


Consent of Independent Accountants


We consent to the incorporation in this registration statement on Form S-3 (File
No.   ) of our report dated November 22, 1996, except for Notes 2n and 2r as to which the date is April 1, 1998, on our audits of the combined consolidated financial statements of Rayovac Corporation as of June 30, 1996 and September 30, 1996 and for each of the two years in the period ended June 30, 1996 and the period July 1, 1996 to September 30, 1996. We also consent to the references to our firm under the captions "Experts".




/s/ Coopers & Lybrand LLP

Milwaukee, Wisconsin
April 2, 1998